Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Members of the Siemens Corporation Administrative and Investment Committees:
We consent to the incorporation by reference in the registration statement on Form S-8 of Siemens AG filed herewith of our reports dated June 24, 2005, relating to the individual financial statements of the Siemens Savings Plan and the Siemens Savings Plan for Union Employees, which reports appear in the annual report on Form 11-K of the Siemens Savings Plan and in the annual report on Form 11-K of the Siemens Savings Plan for Union Employees, respectively, each for the fiscal year ended December 31, 2004.
/s/ KPMG LLP
New York, New York
February 27, 2006